Exhibit 99.1
T STAMP INC
('Trust Stamp' or 'The Company)
Trust Stamp® announces groundbreaking technology for the global Alternative To Detention
(“ATD”) Market

Trust Stamp has announced the launch of a discrete wrist-worn authentication technology that is intended to support compliance by individuals participating in community based supervision programs
ATLANTA, September 18, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company™ providing AI-powered trust and identity services used globally across multiple sectors has announced the launch of its Tap-In Band™, a wrist-worn, tamper resistant, hypoallergenic NFC band that facilitates discrete check-in by, and communication with, participants in community based supervision programs.
The Tap-In Band leverages the GPS and NFC technologies in the user’s own mobile phone and allows the user to verify their well-being and location by tapping the band to the phone, gaining direct access to a personalized web portal with messaging and two-way audio visual communications. The use of the Tap-In Band augments facial biometric authentication using the phone’s camera and Trust Stamp holds provisional patent #63/581,409 from the US Patent and Trademark Office covering multi-factor authentication using a tamper proof band and biometric authentication.
Unlike existing ankle and wrist worn technologies, The Tap-In Band has no battery, removing perennial concerns about battery failure and the inconvenience of charging, and does not itself contain GPS tracking technology thereby reducing user apprehension regarding intrusive monitoring. Removal of the Band results in the Band permanently notifying tampering even if competently repaired.
The Tap-In Band and associated biometric processes utilize Trust Stamp’s patented IT2 identity tokenization processes that allow users to biometrically authenticate without the need to store biometric images or templates.
Gareth N. Genner, Trust Stamp’s Chief Executive Officer said: “The Tap-In Band is the result of three years of market discovery and development and is a game-changer. The band is battery-free and has a fitness band-styled design that provides secure authentication without imposing embarrassment or discomfort. We are not publicly releasing images of the customizable aesthetic design but I will say that the Band is available in a variety of colors with optional design features that ensure that the underlying use-case is not obvious to an onlooker.
The use of our IT2 identity tokenization, combined with data flows that do not require any data to be received or processed by Trust Stamp or any other vendor, ensure that the legitimate privacy and safety concerns that are raised by legacy technologies are removed with the Tap-In Band. While the Tap-In Band can be used for continual monitoring programs, we believe that the highest and best use is to support programs that require scheduled or randomly triggered check-ins.”
Genner went on to say, “Alternative to Detention programs are not only more humane than incarceration but also cost society a fraction of the cost while having a high success rate. That said, although over $440 million is spent on such programs in the United States each year, their expansion is limited, at least in part, by budgetary constraints. The Tap-In Band, combined with the user’s own mobile device offers all of the utility of devices that are up to 100x the capital and operational costs and the technology can be quickly integrated into a wide range of community monitoring programs with minimal capital investment.”

Inquiries
Trust Stamp	Email: Shareholders@truststamp.ai
Gareth N. Genner
Chief Executive Officer
About Trust Stamp
Trust Stamp the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.
Located in six countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.